Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-33931 and No 333-32596 of Northern Technologies International Corporation on Form S-8 of our report dated November 9, 2001, appearing in the Annual Report on Form 10-KSB of Northern Technologies International Corporation for the fiscal year ended August 31, 2001.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
November 26, 2001